SAFETY ANNOUNCES THIRD QUARTER 2014 RESULTS AND DECLARES FOURTH QUARTER 2014 DIVIDEND

Boston, Massachusetts, November 4, 2014.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2014 results.  Net income for the quarter ended September 30, 2014 was $15.4 million, or $1.03 per diluted share, compared to net income of $17.7 million, or $1.14 per diluted share, for the comparable 2013 period.  Net income for the nine months ended September 30,  2014 was $49.0 million, or $3.21 per diluted share, compared to $49.7 million, or $3.23 per diluted share, for the comparable 2013 period.  Safety’s book value per share increased to $47.03 at September 30, 2014 from $45.18 at December 31,  2013.  Safety paid $0.70 per share in dividends to investors during the quarter ended September 30, 2014 compared to $0.60 per share during the quarter ended September 30, 2013.  Safety paid $2.40 per share in dividends to investors during the year ended December 31,  2013.

Direct written premiums for the quarter ended September 30,  2014 increased  by $10.8 million, or 5.8%, to $197.4 million from $186.6 million for the comparable 2013 period.  Direct written premiums for the nine months ended September 30, 2014 increased by $26.3 million, or 4.6%, to $597.3 million from $571.1 million for the comparable 2013 period.  The 2014 increase occurred primarily in our commercial automobile and homeowners lines of business, which experienced increases in average written premium per exposure of 5.4% and 3.7%, respectively. Written exposures increased in our commercial automobile and our homeowners lines of business by 5.5% and 7.5%, respectively.

Net written premiums for the quarter ended September 30, 2014 increased by $11.0 million, or 6.2%,  to $188.8 million from $177.7 million for the comparable 2013 period.  Net written premiums for the nine months ended September 30, 2014 increased by $28.9 million, or 5.3%, to $575.2 million from $546.3 million for the comparable 2013 period.  Net earned premiums for the quarter ended September 30, 2014 increased by $8.0 million, or 4.7%, to $180.3 million from $172.2 million for the comparable 2013 period.  Net earned premiums for the nine months ended September 30, 2014 increased by $26.2 million, or 5.1%, to $534.4 million from $508.2 million for the comparable 2013 period.  Net written and net earned premiums increased primarily due to increases in our commercial automobile and homeowners business lines as discussed above.

Net investment income for the quarter ended September 30, 2014 increased by $0.8 million, or 7.8%, to $10.8 million from $10.0 million for the comparable 2013 period.  Net investment income for the nine months ended September 30, 2014 increased by $1.2 million, or 3.8%, to $31.3 million from $30.1 million for the comparable 2013 period.  Net effective annualized yield on the investment portfolio for the quarter and nine months ended September 30, 2014 was 3.6% and 3.4%, respectively compared to 3.4% and 3.5% for the comparable 2013 periods. Our duration was 3.7 years at September 30, 2014, down from 4.1 years at December 31,  2013.

For the quarter ended September 30, 2014, loss and loss adjustment expenses incurred increased by $10.6 million, or 9.7%, to $119.7 million from $109.2 million for the comparable 2013 period.  For the nine months ended September 30, 2014, loss and loss adjustment expenses incurred increased by $20.9 million, or 6.4%, to $349.2 million from $328.3 million for the comparable 2013 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended September 30, 2014 were 66.4%,  30.2%, and 96.6%, respectively, compared to 63.4%,  30.7%, and 94.1%, respectively, for the comparable 2013 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the nine months ended September 30, 2014 were 65.3%,  30.4%, and 95.7%, respectively, compared to 64.6%,  30.4%, and 95.0%, respectively, for the comparable 2013 period.  Total prior year favorable development included in the pre-tax results for the quarter and nine months ended September 30, 2014 was $9.4 million and $29.3 million, respectively, compared to $7.4 million and $21.8 million, respectively, for the comparable 2013 periods.

Today, our Board of Directors approved and declared a  quarterly cash of $0.70 per share on the issued and outstanding common stock, payable on December 15, 2014 to shareholders of record at the close of business on  December 1, 2014.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31,  2013 Form 10-K with the SEC on March 17, 2014 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31,  2013 filed with the SEC on March 17, 2014.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,098,252 and $1,087,232)	$1,129,860	$1,104,957
Equity securities, at fair value (cost: $96,308 and $83,134)	106,730	91,871
Other invested assets	8,650	5,748
Total investments	1,245,240	1,202,576
Cash and cash equivalents	28,373	55,877
Accounts receivable, net of allowance for doubtful accounts	191,127	169,304
Receivable for securities sold	886	1,320
Accrued investment income	9,977	10,329
Taxes recoverable	2,009	709
Receivable from reinsurers related to paid loss and loss adjustment expenses	7,178	4,588
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	59,879	60,346
Ceded unearned premiums	18,441	17,900
Deferred policy acquisition costs	71,179	63,388
Deferred income taxes	-	3,984
Equity and deposits in pools	25,859	18,733
Other assets	14,466	16,403
Total assets	$1,674,614	$1,625,457

Liabilities
Loss and loss adjustment expense reserves	$467,773	$455,014
Unearned premium reserves	411,904	370,583
Accounts payable and accrued liabilities	52,623	66,508
Payable for securities purchased	3,249	13,327
Payable to reinsurers	18,979	7,094
Deferred income taxes	1,603	—
Other liabilities	12,716	17,744
Total liabilities	968,847	930,270

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,285,228 and 17,207,929 shares issued	173	172
Additional paid-in capital	174,302	170,391
Accumulated other comprehensive income, net of taxes	27,320	17,200
Retained earnings	587,807	567,792
Treasury stock, at cost: 2,279,570 and 1,819,547 shares	(83,835)	(60,368)
Total shareholders’ equity	705,767	695,187
Total liabilities and shareholders’ equity	$1,674,614	$1,625,457

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net earned premiums	$180,277	$172,246	$534,397	$508,235
Net investment income	10,809	10,023	31,291	30,137
Net realized gains on investments	284	657	683	1,199
Finance and other service income	4,749	4,768	13,781	13,920
Total revenue	196,119	187,694	580,152	553,491

Losses and loss adjustment expenses	119,742	109,183	349,180	328,304
Underwriting, operating and related expenses	54,378	52,940	162,203	154,505
Interest expense	22	23	67	66
Total expenses	174,142	162,146	511,450	482,875

Income before income taxes	21,977	25,548	68,702	70,616
Income tax expense	6,541	7,892	19,718	20,917
Net income	$15,436	$17,656	$48,984	$49,699

Earnings per weighted average common share:
Basic	$1.03	$1.15	$3.23	$3.24
Diluted	$1.03	$1.14	$3.21	$3.23

Cash dividends paid per common share	$0.70	$0.60	$1.90	$1.80

Number of shares used in computing earnings per share:
Basic	14,941,685	15,369,285	15,173,415	15,355,623
Diluted	15,047,044	15,429,809	15,238,891	15,395,434

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three months ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Written Premiums
Direct	$197,415	$186,627	$597,326	$571,056
Assumed	4,861	4,163	19,199	15,426
Ceded	(13,525)	(13,066)	(41,349)	(40,221)
Net written premiums	$188,751	$177,724	$575,176	$546,261

Earned Premiums
Direct	$188,348	$181,188	$557,359	$533,023
Assumed	5,662	4,647	17,845	14,412
Ceded	(13,733)	(13,589)	(40,807)	(39,200)
Net earned premiums	$180,277	$172,246	$534,397	$508,235